                                 AMENDMENT NO. 1 TO
                 AMENDED AND RESTATED SHARE ESCROW AGENT AGREEMENT



     This Amendment No. 1 (the "Amendment") to the Amended and Restated Share Escrow Agent Agreement dated as of August 4, 1997 (the "Share Escrow Agreement") is made and entered into by and between WellPoint Health Networks Inc., a Delaware corporation (the "Corporation" or "WellPoint Delaware"), and U.S. Trust Company of California, N.A., a national association, as share escrow agent (the "Share Escrow Agent"), as of the ___ day of June, 1998. Capitalized terms used herein and not defined shall have the meanings given to such terms in the Share Escrow Agreement.

     WHEREAS, the parties hereto have previously entered into the Share Escrow Agreement, which provides for the Share Escrow Agent to act as share escrow agent for the Corporation in connection with any Excess Shares that may be created from time to time pursuant to the Corporation's Restated Certificate of Incorporation;

     WHEREAS, the parties hereto desire to amend the Share Escrow Agreement in the manner set forth herein;

     NOW, THEREFORE, the parties hereto agree that the Share Escrow Agreement shall be amended as follows:

     1. Section 1 of the Share Escrow Agreement shall be deleted in its entirety and replaced with the following:

          1. EXCESS SHARES ESCROW. If the Corporation at any time determines that a Transfer has taken place such that a person Beneficially Owns shares of Capital Stock in excess of the Ownership Limit, that a Purported Owner intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Capital Stock in excess of the Ownership Limit or that there has occurred any event that would cause any Person to exceed the Ownership Limit, the Corporation shall take such action as it deems advisable to refuse to give effect or prevent such Transfer or in light of the occurrence of such event, including without limitation, by causing such Excess Shares to be transferred immediately to the Share Escrow Agent, which Excess Shares shall be held by the Share Escrow Agent until such time as the Excess Shares are transferred to a Person whose acquisition thereof will not violate the Ownership Limit (a "Permitted Transferee").

     2. Except as hereby amended, the Share Escrow Agent Agreement shall remain unchanged and in full force and effect.

     3. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one in the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the respective duly authorized officers, as of the date first above written at Los Angeles, California.

                              U.S. TRUST COMPANY OF CALIFORNIA, N.A.



                              By:  /s/ SANDEE PARKS
                                 ----------------------------------
                                   Its: Authorized Officer



                              WELLPOINT HEALTH NETWORKS INC.,
                              a Delaware corporation



                              By:  /s/ ROBERT A. KELLY
                                 ----------------------------------






                                       2